EXHIBIT 99.1

LUTHER BURBANK CORPORATION REPORTS EARNINGS
FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2021
AND ANNOUNCES INCREASE IN QUARTERLY DIVIDEND

Second Quarter 2021 Highlights
•Net income of $21.2 million, or $0.41 per diluted share
•Net interest margin of 2.31% compared to 2.23%, an increase of 8 basis points
•Return on average assets and equity of 1.19% and 13.32%, respectively
•Cost of interest bearing deposits declined by 15 basis points to 74 basis points
•Efficiency ratio of 33.5%
•Internal loan production of $729.4 million
•Nonperforming assets to total assets decreased from 0.09% to 0.01%
•Tangible book value per share of $12.25
•Quarterly cash dividend increased by 109% to $0.12 per common share

	As of or For the Three Months Ended (1)
(Dollars in thousands, except per share amounts)	June 30, 2021	March 31, 2021	June 30, 2020
Performance Ratios
Return on average assets	1.19%	1.05%	0.52%
Return on average equity	13.32%	11.82%	6.21%
Net interest margin	2.31%	2.23%	1.88%
Efficiency ratio (2)	33.52%	39.47%	45.38%
Income Statement
Net interest income	$40,899	$38,719	$33,148
Net income	$21,216	$18,411	$9,318
Diluted earnings per share	$0.41	$0.35	$0.18
Balance Sheet
Total loans	$6,443,640	$6,271,356	$6,281,039
Total deposits	$5,401,972	$5,391,908	$5,383,519
Net charge-off (recovery) ratio	(0.00%)	(0.00%)	(0.00%)
Nonperforming assets to total assets	0.01%	0.09%	0.07%
Capital
Tier 1 leverage ratio	9.70%	9.71%	9.14%
Tangible book value per share (2)	$12.25	$11.88	$11.33
Growth in tangible book value per share	3.10%	1.66%	2.53%
Dividend declared per share	$0.0575	$0.0575	$0.0575

(1) Unaudited
(2) See "Non-GAAP Reconciliation" table
SANTA ROSA, Calif. (July 27, 2021) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $21.2 million and $39.6 million, or $0.41 and $0.76 diluted earnings per common share (“EPS”), for the quarter and six months ended June 30, 2021, respectively.

520 Third Street, Fourth Floor, Santa Rosa, CA 95401	Contact:	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com

Simone Lagomarsino, President and Chief Executive Officer, stated, “I'm proud to report our results for the quarter ended June 30, 2021 which reflect our continued focus on improving our net interest margin through disciplined pricing of our deposit products and strategic loan growth. During the quarter, our cost of deposits decreased by 15 basis points as compared to the linked quarter and our net interest margin increased by eight basis points to 2.31%. Our net income improved to $21.2 million, or $0.41 per diluted share, compared to $18.4 million, or $0.35 per diluted share, during the linked quarter. The earnings growth was largely driven by our strong internal loan origination volume, which increased by over 85% when compared to the linked quarter, resulting in loan growth of $172.3 million, or 3%, during the quarter. In addition, the return on our average assets and average equity increased to 1.19% and 13.32%, respectively, during the quarter. Further, I am encouraged by the continued performance of our loan portfolio and the resilience of our borrowers throughout this prolonged pandemic. Similar to the first quarter, we recaptured $2.5 million in provision for loan losses, representing a portion of the loan loss reserves that were initially established during 2020. Currently, all loans that participated in our pandemic payment deferral assistance program have either paid off in full or have returned to routine monthly payment status."
Ms. Lagomarsino continued, "Lastly, I'm excited to announce that we are raising our quarterly dividend from $0.0575 per share to $0.12 per share. This increase in the dividend is possible as a result of our strengthened profitability and we are pleased to share this success with our stockholders. The increased dividend represents a payout ratio of 29% based on current quarterly earnings.”

Income Statement
The Company reported net income of $21.2 million, or $0.41 EPS, for the three months ended June 30, 2021 compared to net income of $18.4 million, or $0.35 EPS, for the linked quarter. Pre-tax, pre-provision net earnings totaled $27.5 million for the three months ended June 30, 2021 compared to $23.6 million for the linked quarter.
Pre-tax, pre-provision net earnings, a non-GAAP financial measure, is presented because management believes this financial metric provides stockholders with useful information for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision net earnings is provided in the tables below.
On July 27, 2021, the Board of Directors of the Company declared a quarterly cash dividend of $0.12 per common share, an increase of $0.0625 per common share, or 108.7%, from our previous recurring quarterly dividend of $0.0575. The dividend is payable on August 16, 2021 to shareholders of record as of August 6, 2021.
Net Interest Income
Net interest income in the second quarter of 2021 was $40.9 million, an increase of $2.2 million from the first quarter, due to lower interest expense on our deposit portfolio which has continued to benefit from the decline in market interest rates. During the quarter, the cost of interest bearing deposits declined by 15 basis points as compared to the linked quarter. Additionally, interest income earned on our loan and investment securities portfolios increased modestly due to increases in their average balances of $172.2 million and $34.8 million, respectively, partially offset by a decline in the average loan yield of 8 basis points, during the current quarter. The reduction in our loan yield was primarily due to the prepayment of higher yielding loans, which are being replaced by new loan originations at lower interest rates, as well as the purchase of a $287.8 million pool of lower yielding, fixed rate, single family loans in February 2021. The yield impact from this pool purchase was reflected for the entire second quarter, whereas it only impacted our loan yield for a portion of the first quarter.
During the current quarter, a $500.0 million interest rate swap matured in late June 2021. For the quarter and six months ended June 30, 2021, we incurred a carry cost of $1.7 million and $3.5 million, respectively, related to this matured swap. In anticipation of its maturity, the Company entered into two new two-year swap agreements, with an aggregate notional amount of $650.0 million during the six months ended June 30, 2021. The swaps provide a hedge against the interest rate risk associated with both fixed rate loans and hybrid adjustable loans in their fixed rate period. Similar to our other swaps, these swaps involve the payment of a fixed rate amount to a counterparty in exchange for the Company receiving a variable rate payment over the life of the swaps. The weighted average fixed interest rate on the new swaps is 0.16%.
Net interest margin for the second quarter of 2021 was 2.31% compared to 2.23% for the previous quarter. Consistent with the discussion above, our net interest margin primarily benefited from the decline in the cost of interest bearing deposits, partially offset by the decline in our loan yield. During the second quarter, the yield on our interest earning assets decreased by 5 basis points, while the cost of our interest bearing liabilities decreased by 15 basis points. Our net interest spread in the second quarter improved to 2.21%, increasing by 10 basis points as compared to the linked quarter.
Noninterest Income
Noninterest income for the second quarter of 2021 was $510 thousand, an increase of $201 thousand compared to the first quarter. The increase was primarily attributable to an increase in the fair value of equity securities, which increased by $33 thousand during the current quarter compared to a $211 thousand decrease during the linked quarter.
Noninterest income primarily consists of FHLB stock dividends, fair value adjustments on equity securities, fee income and the financial impact related to loans sold.
Noninterest Expense
Noninterest expense for the second quarter of 2021 was $13.9 million, a decrease of $1.5 million compared to the first quarter. The decrease was primarily due to a $1.7 million decrease in compensation costs due to higher capitalized salary costs related to increased loan production in the current quarter compared to the linked quarter. Our efficiency ratio was 33.5% for the quarter ended June 30, 2021 compared to 39.5% for the linked quarter.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.

Balance Sheet
Total assets at June 30, 2021 were $7.3 billion, an increase of $351.0 million, or 5.1%, from December 31, 2020. The increase was primarily due to a $393.8 million increase in loans and a $56.2 million increase in investment securities, partially offset by a $108.6 million decrease in cash as compared to December 31, 2020. Total liabilities were $6.6 billion at quarter end, an increase of $326.0 million, or 5.2%, from December 31, 2020. The increase in total liabilities was primarily attributable to an increase in FHLB advances of $198.4 million and growth in our deposits of $137.6 million compared to the prior year end.
Loans
Total loans at June 30, 2021 were $6.4 billion, an increase of $393.8 million during the quarter. Our loan portfolio generally consists of income property loans ("IPL") and single family residential ("SFR") mortgage loans, which represent 69.5% and 30.2%, respectively, of our total loan portfolio. Our IPL portfolio primarily consists of hybrid multifamily residential and commercial real estate loans and totaled $4.5 billion and $4.3 billion at June 30, 2021 and December 31, 2020, respectively. Our SFR loan portfolio primarily consists of hybrid loans and totaled $1.9 billion and $1.7 billion at June 30, 2021 and December 31, 2020, respectively.

Selected Loan Data (1)	Three Months Ended			Six Months Ended
(Dollars in thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Loan Yield
IPL Portfolio	3.66%	3.69%	3.82%	3.68%	3.95%
SFR Loan Portfolio	2.83%	3.04%	3.45%	2.93%	3.48%
Loan Originations
IPL Portfolio	$461,646	$250,604	$266,661	$712,250	$456,657
SFR Loan Portfolio (2)	$250,909	$138,064	$218,801	$388,973	$334,392
Weighted Average Coupon on Loan Originations
IPL Portfolio	3.35%	3.37%	3.76%	3.35%	3.81%
SFR Loan Portfolio (2)	3.22%	3.30%	3.78%	3.25%	3.86%
Prepayment Speeds
IPL Portfolio	23.23%	19.25%	19.56%	21.26%	16.14%
SFR Loan Portfolio	40.09%	40.66%	34.34%	40.38%	35.20%

(1) The table above excludes loan data related to construction, land and non-mortgage loans, which are insignificant components of our loan portfolio.
(2) The Company purchased a pool of fixed rate SFR loans totaling $287.8 million, with a weighted average coupon rate of 2.31%, in February 2021, which is excluded from the loan originations and weighted average coupon on loan originations above.

The Company's internal production of new IPL and SFR loans increased by $211.0 million and $112.8 million, respectively, during the current quarter as compared to the linked quarter. Improvement in volume is mainly due to the impact of loan underwriting standards reverting back to prepandemic terms.
During the three months ended June 30, 2021, IPL portfolio yields decreased by 3 basis points compared to the linked quarter primarily due to the prepayment of higher yielding loans being replaced by loans at lower current interest rates. Elevated IPL portfolio prepayment speeds were primarily related to customers refinancing their hybrid-ARM loans to take advantage of lower long-term interest rates.
The 21 basis point decrease in yield on the SFR portfolio during the quarter ended June 30, 2021 compared to the linked quarter was the result of the prepayment of higher yielding loans being replaced with loans at lower current interest rates, as well as the impact from the SFR loan pool purchase discussed above and, to a lesser extent, accelerated deferred loan costs related to SFR prepayments. The decline in the average coupon on originations in the SFR loan portfolio during the quarter ended June 30, 2021 compared to the linked quarter was primarily due to the product mix of SFR loan originations. Elevated SFR loan portfolio prepayment speeds were generally related to customers refinancing their hybrid-ARM loans to take advantage of lower long-term interest rates.
Asset Quality
Nonperforming assets totaled $707 thousand, or 0.01% of total assets, at June 30, 2021 compared to $6.3 million, or 0.09% of total assets, at December 31, 2020. Criticized loans, which includes loans graded Special Mention and of greater risk, were $37.2 million at June 30, 2021 compared to $57.0 million at December 31, 2020 reflecting a reduction of $19.8 million, or 34.8%. Classified loans, which includes loans graded Substandard and of greater risk, totaled $19.6 million and $26.8 million at June 30, 2021 and December 31, 2020, respectively. The decline in criticized/classified loans was primarily attributable to the improvement in our loans that were initially impacted by the pandemic. As of June 30, 2021, all loans modified for pandemic related payment deferral had returned to scheduled payments or paid off in full. There was no real estate owned at June 30, 2021 or December 31, 2020 and we have not foreclosed on any collateral since 2015.
During both the three months ended June 30, 2021 and the linked quarter, the Company recorded a reversal of loan loss provisions of $2.5 million. The reversal during the three months ended June 30, 2021 was primarily due to a partial decrease of our allowance for loan losses that was initially established for the uncertain economic risks associated with the pandemic. Our allowance for loan losses to total loans was 0.64% at June 30, 2021 compared to 0.76% at December 31, 2020.

Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $68.9 million at June 30, 2021 compared to $67.1 million at December 31, 2020, an increase of $1.8 million, or 2.7%. Prepaid expenses and other assets primarily consist of bank-owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment and tax related items.
Deposits
Deposits totaled $5.4 billion at June 30, 2021, an increase of $137.6 million, or 2.6%, from December 31, 2020. Brokered deposits increased $151.7 million, while retail deposits decreased $14.0 million. The decline in retail deposits was mainly attributable to the FDIC's revised definition of brokered deposits that went into effect on April 1, 2021 and resulted in $158.1 million of retail deposits being reclassified to brokered deposits or exiting the Bank. Our cost of interest bearing deposits was 0.74% during the quarter ended June 30, 2021 compared to 0.89% during the linked quarter. The decrease in our cost of interest bearing deposits compared to the prior quarter was predominantly due to our term deposit portfolio repricing to lower current market interest rates.
FHLB Advances
FHLB advances totaled $1.0 billion at quarter end, an increase of $198.4 million, or 24.6%, from December 31, 2020. Additional advances were utilized to fund loan growth during the quarter. At June 30, 2021, the weighted average interest rate and weighted average maturity of FHLB advances outstanding was 1.45% and 1.3 years, respectively, compared to 2.07% and 1.7 years, respectively, at December 31, 2020.
Other Liabilities
Other liabilities totaled $54.8 million at June 30, 2021 compared to $64.9 million at December 31, 2020, a decrease of $10.1 million, or 15.6%. The decrease primarily relates to a decline in our swap liabilities at June 30, 2021. Of the two swaps that represented the liability at December 31, 2020, one matured in June 2021 and the other will be maturing in early August 2021. Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding, accrued interest payable and swap liabilities.
Capital
As of June 30, 2021, the Company was in compliance with all applicable regulatory capital requirements and the Bank qualified as ‘‘well-capitalized’’ for purposes of the FDIC’s prompt corrective action regulations, as summarized in the table below:

(unaudited)	June 30, 2021	March 31, 2021	June 30, 2020	For Well- Capitalized Institution
Luther Burbank Corporation
Tier 1 Leverage Ratio	9.70%	9.71%	9.14%	N/A
Common Equity Tier 1 Risk-Based Ratio	15.73%	15.81%	14.70%	N/A
Tier 1 Risk-Based Capital Ratio	17.28%	17.40%	16.25%	N/A
Total Risk-Based Capital Ratio	18.33%	18.55%	17.44%	N/A
Tangible Stockholders' Equity Ratio (1)	8.76%	8.77%	8.28%	N/A
Luther Burbank Savings
Tier 1 Leverage Ratio	10.67%	10.72%	10.28%	5.00%
Common Equity Tier 1 Risk-Based Ratio	19.01%	19.21%	18.29%	6.50%
Tier 1 Risk-Based Capital Ratio	19.01%	19.21%	18.29%	8.00%
Total Risk-Based Capital Ratio	20.07%	20.36%	19.48%	10.00%

(1) See "Non-GAAP Reconciliation" table
Stockholders’ equity totaled $638.7 million, an increase of $25.0 million, or 4.1%, compared to December 31, 2020. During the quarter ended June 30, 2021, the Company repurchased 376,603 shares of its stock at an average share price of $11.93, or a 2.6% discount to our current tangible book value. As of June 30, 2021, there were $12.0 million of authorized funds remaining under the current active share repurchase program.

Earnings Call
The Company will host a conference call on Wednesday, July 28, 2021 at 8:00 AM (PT) to discuss the Company’s results for the period. Analysts, investors, and the general public may listen to a discussion of the Company’s quarterly performance and a question/answer session by calling (877) 221-8769 and using conference ID 3233815 or joining the live webcast broadcast at https://edge.media-server.com/mmc/p/7ixi2nvm. The webcast will include a downloadable slide presentation that will be available during the meeting and may be referenced throughout the call. This slide presentation will also be available through our investor relations website at https://ir.lutherburbanksavings.com/events-and-presentations/presentations. It is recommended that participants dial into the conference call or log into the webcast approximately ten minutes prior to the call.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.3 billion, total loans of $6.4 billion and total deposits of $5.4 billion as of June 30, 2021. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in California, Oregon and Washington, from ten branches in California, one branch in Washington and seven lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. The COVID-19 pandemic may adversely affect the Company, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. The risks from the COVID-19 pandemic have decreased as the pandemic subsides, however, new variants such as the Delta variant may continue to impact key macro-economic indicators such as unemployment and GDP. Deterioration in general business and economic conditions resulting from the continuing pandemic, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2020 and other reports we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

Contact
Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com
###

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	June 30, 2021 (unaudited)	December 31, 2020
ASSETS
Cash, cash equivalents and restricted cash	$70,296	$178,861
Available for sale debt securities, at fair value	653,260	593,734
Held to maturity debt securities, at amortized cost	4,324	7,467
Equity securities, at fair value	11,859	12,037
Loans held-for-investment	6,443,640	6,049,816
Allowance for loan losses	(41,335)	(46,214)
Total loans held-for-investment, net	6,402,305	6,003,602
FHLB stock	29,135	25,122
Premises and equipment, net	17,039	18,226
Prepaid expenses and other assets	68,860	67,055
Total assets	$7,257,078	$6,906,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,401,972	$5,264,329
FHLB advances	1,005,147	806,747
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,601	94,539
Other liabilities	54,802	64,941
Total liabilities	6,618,379	6,292,413
Total stockholders' equity	638,699	613,691
Total liabilities and stockholders' equity	$7,257,078	$6,906,104

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended			Six Months Ended
(Dollars in thousands except per share data)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Interest and fee income:
Loans	$54,191	$54,058	$58,190	$108,249	$118,895
Investment securities	2,091	1,982	2,316	4,074	5,619
Cash, cash equivalents and restricted cash	34	51	55	84	372
Total interest income	56,316	56,091	60,561	112,407	124,886
Interest expense:
Deposits	9,749	11,606	19,821	21,355	44,402
FHLB advances	3,839	3,933	5,685	7,772	11,243
Junior subordinated deferrable interest debentures	255	258	332	514	825
Senior debt	1,574	1,575	1,575	3,148	3,153
Total interest expense	15,417	17,372	27,413	32,789	59,623
Net interest income before provision for loan losses	40,899	38,719	33,148	79,618	65,263
(Reversal of) provision for loan losses	(2,500)	(2,500)	5,250	(5,000)	10,550
Net interest income after provision for loan losses	43,399	41,219	27,898	84,618	54,713
Noninterest income	510	309	671	819	1,469
Noninterest expense	13,880	15,404	15,348	29,284	32,207
Income before provision for income taxes	30,029	26,124	13,221	56,153	23,975
Provision for income taxes	8,813	7,713	3,903	16,526	7,081
Net income	$21,216	$18,411	$9,318	$39,627	$16,894
Basic earnings per common share	$0.41	$0.35	$0.18	$0.76	$0.31
Diluted earnings per common share	$0.41	$0.35	$0.18	$0.76	$0.31

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			Six Months Ended
(Dollars in thousands except per share data)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
PERFORMANCE RATIOS
Return on average:
Assets	1.19%	1.05%	0.52%	1.12%	0.48%
Stockholders' equity	13.32%	11.82%	6.21%	12.58%	5.55%
Efficiency ratio (1)	33.52%	39.47%	45.38%	36.41%	48.26%
Noninterest expense to average assets	0.78%	0.88%	0.86%	0.83%	0.91%
Loan to deposit ratio	119.28%	116.31%	116.67%	119.28%	116.67%
Average stockholders' equity to average assets	8.90%	8.90%	8.45%	8.90%	8.60%
Dividend payout ratio	14.17%	16.34%	32.60%	15.18%	37.16%
YIELDS/RATES
Yield on loans	3.42%	3.50%	3.72%	3.46%	3.81%
Yield on investments	1.29%	1.29%	1.42%	1.29%	1.74%
Yield on interest earning assets	3.18%	3.23%	3.44%	3.20%	3.57%
Cost of interest bearing deposits	0.74%	0.89%	1.49%	0.82%	1.69%
Cost of borrowings	2.03%	2.34%	2.72%	2.18%	2.68%
Cost of interest bearing liabilities	0.97%	1.12%	1.71%	1.05%	1.87%
Net interest spread	2.21%	2.11%	1.73%	2.15%	1.70%
Net interest margin	2.31%	2.23%	1.88%	2.27%	1.86%
CAPITAL
Total equity to total assets	8.80%	8.81%	8.32%
Tangible stockholders' equity to tangible assets (1)	8.76%	8.77%	8.28%
Book value per share	$12.32	$11.95	$11.39
Tangible book value per share (1)	$12.25	$11.88	$11.33
ASSET QUALITY
Net (recoveries) charge-offs	$(69)	$(52)	$(78)
Net (recovery) charge-off ratio	(0.00)%	(0.00)%	(0.00)%
Nonperforming loans to total loans	0.01%	0.11%	0.08%
Nonperforming assets to total assets	0.01%	0.09%	0.07%
Allowance for loan losses to loans held-for-investment	0.64%	0.70%	0.73%
Allowance for loan losses to nonperforming loans	5846.53%	650.99%	940.20%
Criticized loans	$37,209	$34,128	$44,172
Classified loans	$19,573	$21,417	$10,738
LOAN COMPOSITION
Multifamily residential	$4,281,698	$4,109,991	$4,082,224
Single family residential	$1,945,099	$1,939,411	$1,969,563
Commercial real estate	$196,347	$199,497	$211,135
Construction and land	$20,496	$22,357	$18,017
Non-mortgage	$—	$100	$100
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$127,810	$98,135	$76,286
Interest bearing transaction accounts	$150,994	$157,620	$192,286
Money market deposit accounts	$2,350,926	$2,113,867	$1,673,918
Time deposits	$2,772,242	$3,022,286	$3,441,029

(1) See "Non-GAAP Reconciliation" table

NON-GAAP RECONCILIATION (UNAUDITED)

	As of or For the Three Months Ended			Six Months Ended
(Dollars in thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$30,029	$26,124	$13,221	$56,153	$23,975
Plus: (Reversal of) provision for loan losses	(2,500)	(2,500)	5,250	(5,000)	10,550
Pre-tax, pre-provision net earnings	$27,529	$23,624	$18,471	$51,153	$34,525
Efficiency Ratio
Noninterest expense (numerator)	$13,880	$15,404	$15,348	$29,284	$32,207
Net interest income	40,899	38,719	33,148	79,618	65,263
Noninterest income	510	309	671	819	1,469
Operating revenue (denominator)	$41,409	$39,028	$33,819	$80,437	$66,732
Efficiency ratio	33.52%	39.47%	45.38%	36.41%	48.26%

(Dollars in thousands except per share data)	June 30, 2021	March 31, 2021	June 30, 2020
Tangible Book Value Per Share
Total assets	$7,257,078	$7,078,974	$7,168,346
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	7,253,781	7,075,677	7,165,049
Less: Total liabilities	(6,618,379)	(6,455,005)	(6,571,664)
Tangible stockholders' equity (numerator)	$635,402	$620,672	$593,385
Period end shares outstanding (denominator)	51,861,704	52,231,912	52,382,895
Tangible book value per share	$12.25	$11.88	$11.33
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$635,402	$620,672	$593,385
Tangible assets (denominator)	$7,253,781	$7,075,677	$7,165,049
Tangible stockholders' equity to tangible assets	8.76%	8.77%	8.28%